As filed with the Securities and Exchange Commission on April 23, 2018

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-10

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Rogers Communications Inc.	Rogers Communications Canada Inc.
(Exact name of Registrant as specified in its charter)

British Columbia	Ontario
(Province or other jurisdiction of incorporation or organization)

4841	4812
(Primary Standard Industrial Classification Code Number)

Not Applicable
(I.R.S. Employer Identification Number)

333 Bloor Street East, 10th Floor
Toronto, Ontario M4W 1G9
(416) 935-7777
(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System
111 Eighth Avenue, 13th Floor
New York, New York 10011
(212) 894-8940
(Name, address, and telephone number of agent for service in the United States)

Copies to:

Joseph D. Zavaglia, Esq.	David Wilson, Esq.
Cravath, Swaine & Moore LLP	Davies Ward Phillips & Vineberg LLP
Worldwide Plaza	155 Wellington Street West
825 Eighth Avenue	Toronto, Ontario M5V 3J7
New York, New York 10019-7475

Approximate date of commencement of proposed sale of the securities to the public:
From time to time after the effective date of this registration statement.

Province of Ontario, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A.	☐	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☒	at some future date (check appropriate box below):

1.	☐	pursuant to Rule 467(b) on at (designate a time not sooner than 7 calendar days after filing).

2.	☐	pursuant to Rule 467(b) on at (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on .

3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☒	after the filing of the next amendment to this form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per security(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
Debt Securities	U.S.$4,000,000,000	100%	U.S.$4,000,000,000	U.S.$498,000
Guarantees	(3)	(3)	(3)	None

(1)	Estimated solely for purposes of calculating the registration fee.

(2)
Pursuant to Rule 457(p) of the Securities Act of 1933, as amended (the “Securities Act”), the Registrants hereby offset the registration fee required in connection with this registration statement by $276,925 previously paid by the Registrants in connection with the registration of debt securities on Form F-10 (Commission File No. 333-209931) initially filed with the Commission on March 4, 2016, of which U.S.$2,750,000,000 principal amount were not sold. Accordingly, the filing fee paid herewith is $221,075.

(3)
The guarantee by Rogers Communications Canada Inc. of the Debt Securities (and the guarantee of such guarantee by Rogers Communications Inc.) being registered on Form F-10 hereunder is to be sold without separate consideration.

The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933, as amended, or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED
TO OFFEREES OR PURCHASERS

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PRELIMINARY SHORT FORM BASE SHELF PROSPECTUS
New Issue	April 23, 2018
ROGERS COMMUNICATIONS INC.

US$4,000,000,000
 Debt Securities

We may offer from time to time, during the 25-month period that this prospectus, including any amendments hereto, remains valid, debt securities in an aggregate amount not to exceed US$4,000,000,000 (or its equivalent in any other currency used to denominate the debt securities at the time of offering).  These debt securities may consist of debentures, notes or other types of debt and may be issuable in one or more series.  The basis for calculating the dollar value of debt securities distributed under this prospectus will be the aggregate principal amount of debt securities that we issue except in the case of any debt securities that are issued at an original issue discount, the dollar value of which will be calculated on the basis of the gross proceeds that we receive.

This offering is made by a foreign issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare this prospectus in accordance with the disclosure requirements of its home country. Prospective investors should be aware that such requirements are different from those of the United States. The financial statements included or incorporated herein, if any, have been prepared in accordance with foreign generally accepted accounting principles and thus may not be comparable to financial statements of United States companies.

Prospective investors should be aware that the acquisition of securities described herein may have tax consequences both in the United States and in the home country of the Registrants. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein.

The enforcement by investors of civil liabilities under the federal securities laws may be affected adversely by the fact that the Registrants are organized under the laws of a foreign country, that some or all of their officers and directors may be residents of a foreign country, that some or all of the underwriters or experts named in the registration statement may be residents of a foreign country and that all or a substantial portion of the assets of the Registrants and said persons may be located outside the United States.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The debt securities offered hereby have not been qualified for sale under the securities laws of any province or territory of Canada (other than the Province of Ontario) and, unless otherwise provided in the prospectus supplement relating to a particular issue of debt securities, will not be offered or sold, directly or indirectly, in Canada or to any resident of Canada except in the Province of Ontario.

The debt securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions and other factors. We will provide the specific terms of any debt securities we offer in one or more prospectus supplements which will accompany this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest. This prospectus may not be used to offer debt securities unless accompanied by a prospectus supplement.

We may sell debt securities to or through underwriters or dealers purchasing as principals, and may also sell debt securities to one or more purchasers directly or through agents. The prospectus supplement relating to a particular issue of debt securities will identify each underwriter, dealer or agent engaged by us in connection with the offering and sale of that issue, and will set forth the terms of the offering of such issue, including, to the extent applicable, the proceeds to be received by us and any compensation payable to underwriters, dealers or agents.

Unless otherwise specified in the applicable prospectus supplement, each issue of debt securities will be a new issue of debt securities with no established trading market. There is currently no market through which the debt securities may be sold and purchasers may not be able to resell the debt securities purchased under this prospectus. This may affect the pricing of the debt securities in the secondary market, the transparency and availability of trading prices, the liquidity of the debt securities, and the extent of issuer regulation.

The debt securities may be sold from time to time in one or more transactions at a fixed price or prices or at non-fixed prices. If offered on a non-fixed price basis, debt securities may be offered at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices to be negotiated with purchasers. The price at which the debt securities will be offered and sold may vary from purchaser to purchaser and during the distribution period.

Our head office is located at 333 Bloor Street East, 10th Floor, Toronto, Ontario, M4W 1G9 and our registered office is located at 550 Burrard Street, Suite 2900, Vancouver, British Columbia, V6C 0A3.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement and on other information included in the registration statement of which this prospectus forms a part.  References to this “prospectus” include documents incorporated by reference herein. We have not authorized anyone to provide you with information that is different.  We are not making an offer of these debt securities in any jurisdiction where the offer is not permitted by law.

Except as set forth under “Description of Debt Securities” or unless the context otherwise requires, in this prospectus (excluding the documents incorporated by reference herein) the terms “Company”, “we”, “us” and “our” refer to Rogers Communications Inc. and its subsidiaries, the term “RCI” refers to Rogers Communications Inc. and not any of its subsidiaries, references to “Cdn$” and “$” are to Canadian dollars, and references to “U.S. dollars” or “US$” are to United States dollars.

All information permitted under applicable laws to be omitted from this prospectus will be contained in one or more prospectus supplements that will be delivered to purchasers together with this prospectus. Each prospectus supplement will be incorporated by reference into this prospectus for the purposes of securities legislation as of the date of the prospectus supplement and only for the purposes of the distribution of those debt securities to which the prospectus supplement pertains.  We have filed an undertaking with the Ontario Securities Commission that we will not distribute under this prospectus specified derivatives or asset-backed securities that, at the time of distribution, are novel without pre-clearing with the Ontario Securities Commission the disclosure to be contained in the prospectus supplement pertaining to the distribution of such securities.

Our consolidated financial statements have been prepared in accordance with International Financial Reporting Standards  as issued by the International Accounting Standards Board (“IFRS”) and are stated in Canadian dollars.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents filed by us with the Ontario Securities Commission under the Securities Act (Ontario) and filed with or furnished to the U.S. Securities and Exchange Commission (the “SEC”) by us under the United States Securities Exchange Act of 1934, as amended, are specifically incorporated by reference into, and form an integral part of, this prospectus (except that any description of our credit ratings in any of the following documents shall not be incorporated by reference into this prospectus or any prospectus supplement):

1.	our annual information form for the year ended December 31, 2017, dated March 8, 2018;

2.
our audited consolidated financial statements as at and for the years ended December 31, 2017 and 2016, together with the report of the auditors thereon, and management’s discussion and analysis in respect of those statements;

3.	our unaudited interim condensed consolidated financial statements as at March 31, 2018 and for the three months ended March 31, 2018 and 2017, and our management’s discussion and analysis in respect of those statements;

4.	our management information circular dated March 8, 2018 in connection with our annual meeting of shareholders held on April 20, 2018;

5.	our material change report dated February 9, 2018 in respect of our pricing of a US$750 million offering of 4.300% notes due 2048; and

6.	our material change report dated April 20, 2018 in respect of our intention to commence a normal course issuer bid for our Class B Non-Voting shares.

Any documents of the types referred to above (excluding confidential material change reports), and any other documents of the types referred to in Section 11.1 of National Instrument 44-101F1 – Short Form Prospectus, filed by us with the Ontario Securities Commission after the date of this short form prospectus and prior to 25 months from the date hereof, shall be deemed to be incorporated by reference into this prospectus (except that any description of our credit ratings in any such document or report shall not be deemed to be incorporated by reference into this prospectus or any prospectus supplement).  In addition, any such documents which are filed with or furnished to the SEC by using our periodic reports on Form 6-K or annual report on Form 40-F (or any respective successor form) after the date of this prospectus shall be deemed to be incorporated by reference into this prospectus and the registration statement of which this prospectus forms a part if and to the extent expressly provided in such report.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes that statement.  The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes.  The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.  Any statement so modified or superseded shall not constitute a part of this prospectus except as so modified or superseded.

Upon a new annual information form and the related annual audited comparative financial statements and accompanying management’s discussion and analysis being filed with and, where required, accepted by, the Ontario Securities Commission during the currency of this prospectus, the previous annual information form, the previous annual audited comparative financial statements and accompanying management’s discussion and analysis and all interim financial statements and accompanying management’s discussion and analysis, material change reports, information circulars and business acquisition reports filed prior to the commencement of the then current fiscal year will be deemed no longer to be incorporated into this prospectus for purposes of future offers and sales of debt securities hereunder. Upon an interim financial statement and accompanying management’s discussion and analysis being filed by us with and, where required, accepted by, the Ontario Securities Commission during the currency of this prospectus, all interim financial statements and accompanying management’s discussion and analysis filed prior to the new interim financial statement shall be deemed no longer to be incorporated into this prospectus for purposes of future offers and sales of debt securities hereunder.

A prospectus supplement containing the specific terms of an offering of the debt securities and, if applicable, updated disclosure of earnings coverage ratios will be delivered to purchasers of such debt securities together with this prospectus and will be deemed to be incorporated into this prospectus as of the date of such prospectus supplement but only for purposes of the offering of debt securities covered by that prospectus supplement. Any “template version” of any “marketing materials” (as such terms are defined in National Instrument 41-101 of the Canadian Securities Administrators) pertaining to an offering of debt securities that is filed by us with the Ontario Securities Commission after the date of the prospectus supplement for that offering and before the termination of the distribution of such debt securities will be deemed to be incorporated by reference into that prospectus supplement.

Information has been incorporated by reference in this prospectus from documents filed with the Ontario Securities Commission.  Copies of the documents incorporated herein by reference may be obtained on request without charge from our Secretary at 333 Bloor Street East, 10th Floor, Toronto, Ontario, M4W 1G9, Tel: 416-935-7777.  Documents that we have filed with the Ontario Securities Commission may also be obtained over the Internet at the Canadian Securities Administrators’ website at www.sedar.com.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), a registration statement on Form F-10 relating to the debt securities. This prospectus, which forms a part of the registration statement, does not contain all of the information contained in the registration statement, including the exhibits filed therewith, to which reference is made for further information.

In addition to our continuous disclosure obligations under the securities laws of the provinces of Canada, we are subject to the informational requirements of the United States Securities Exchange Act of 1934, as amended, and, in accordance therewith, file and furnish reports and other information with or to the SEC. Our recent SEC filings may be obtained over the Internet at the SEC’s website at www.sec.gov.  You may also read and copy any document we file or furnish with or to the SEC at the public reference facilities maintained by the SEC at 100 F Street N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operations of the public reference facilities and copying charges.  Copies of reports and other information concerning us may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

FORWARD-LOOKING INFORMATION

This prospectus (including certain documents incorporated by reference herein) includes “forward-looking information”, within the meaning of applicable Canadian securities laws, and “forward-looking statements”, within the meaning of the United States Private Securities Litigation Reform Act of 1995 (collectively referred to herein as “forward-looking information” or “forward-looking statements”), and assumptions concerning among other things, our business, operations and financial performance and condition. This forward-looking information and these assumptions include, but are not limited to, statements about our objectives and strategies to achieve those objectives, as well as statements about our beliefs, plans, expectations, anticipations, estimates or intentions. This forward-looking information also includes, but is not limited to, forecasts and projections relating to revenue, total service revenue, adjusted EBITDA, capital expenditures, cash income tax payments, free cash flow, dividend payments, the growth of new products and services, the expected growth in subscribers and the services to which they subscribe, the cost of acquiring and retaining subscribers and the deployment of new services, continued cost reductions and efficiency improvements, traction against our debt leverage ratio and all other statements that are not historical facts.

Statements containing forward-looking information typically include words like “could”, “expect”, “may”, “anticipate”, “assume”, “believe”, “intend”, “estimate”, “plan”, “project”, “guidance”, “outlook” and similar expressions, although not all statements containing forward-looking information include such words. Statements containing forward-looking information include conclusions, forecasts and projections that are based on our current objectives and strategies and on estimates, expectations, assumptions and other factors, most of which are confidential and proprietary and that we believe to be reasonable at the time they were applied, but may prove to be incorrect, including, but not limited to, general economic and industry growth rates, currency exchange rates and interest rates, product pricing levels and competitive intensity, subscriber growth, pricing, usage and churn rates, changes in government regulation, technology deployment, availability of devices, timing of new product launches, content and equipment costs, the integration of acquisitions, and industry structure and stability. Except as otherwise indicated, forward-looking information in this prospectus (including the documents incorporated by reference herein) does not reflect the potential impact of any non-recurring or other special items or of any dispositions, monetizations, mergers, acquisitions, other business combinations or other transactions that may be considered or announced or may occur after the date on which the statement containing the forward-looking information is made.

We caution that all forward-looking information, including any statement regarding our current objectives, strategies and intentions and any factor, assumption, estimate or expectation underlying the forward-looking information, is inherently subject to change and uncertainty. Actual events and results can be substantially different from what is expressed or implied by the forward-looking information as a result of risks, uncertainties and other factors many of which are beyond our control, including, but not limited to:

•	regulatory changes,

•	technological change,

•	economic conditions,

•	unanticipated changes in content or equipment costs,

•	changing conditions in the entertainment, information and/or communications industries,

•	the integration of acquisitions,

•	litigation and tax matters,

•	the level of competitive intensity,

•	the emergence of new opportunities; and

•	new interpretations and new accounting standards from accounting standards bodies.

These risks, uncertainties or other factors can also affect our objectives, strategies and intentions. Many of these factors are beyond our control or our current expectations or knowledge. Should one or more of these risks, uncertainties or other factors materialize, should our objectives, strategies or intentions change, or should any other factors or assumptions underlying the forward-looking information prove incorrect, our actual results and our plans could vary significantly from what we currently foresee. Accordingly, we warn investors to exercise caution when considering statements containing forward-looking information and caution them that it would be unreasonable to rely on such statements as creating any legal rights regarding our future results or plans. We are under no obligation (and we expressly disclaim any such obligation) to update or alter any statements containing forward-looking information, or the factors or assumptions underlying them, whether as a result of new information, future events or otherwise, except as required by law. Before making any investment decision in respect of the debt securities and for a detailed discussion of the risks, uncertainties and environment associated with our business, its operations and its financial performance and condition, fully review the disclosure incorporated by reference into and included in this prospectus, including the risks referenced under “Risk Factors”.

ROGERS COMMUNICATIONS INC.

We are a leading diversified Canadian communications and media company. We are Canada’s largest provider of wireless communications services and one of Canada’s leading providers of cable television, high-speed Internet, information technology, and telephony services to consumers and businesses. Through Rogers Media, we are engaged in radio and television broadcasting, sports, televised and online shopping, magazines, and digital media.

RECENT DEVELOPMENTS

Redemption

On April 13, 2018, RCI redeemed all of its then outstanding US$1.40 billion principal amount of 6.80% Senior Notes due 2018 (the “6.80% Notes”) at a redemption price of approximately US$1.44 billion (the “Redemption Price”), which included all accrued and unpaid interest on the 6.80% Notes to the date of their redemption. RCI funded the Redemption Price with proceeds from its issuance of additional commercial paper under its US commercial paper program and advances under its revolving credit facility.

Base Shelf Prospectus

Concurrently with filing this prospectus, we filed a separate base shelf prospectus which will qualify future public offerings of debt securities, from time to time, in an aggregate amount not to exceed Cdn$4,000,000,000 (or its equivalent in any other currency used to denominate the debt securities at the time of offering) in each of the Provinces of Canada.  The particular terms of any series of debt securities offered in connection with that base shelf prospectus will be established at the time of issuance and will be described in a prospectus supplement to that base shelf prospectus. The notice set forth in this paragraph does not constitute an offer of any securities for sale under that base shelf prospectus.

CONSOLIDATED CAPITALIZATION

There have been no material changes in our share and loan capital, on a consolidated basis, since March 31, 2018 to the date of this prospectus except as described in this prospectus.

USE OF PROCEEDS

Any net proceeds that we expect to receive from the issue of debt securities will be set forth in a prospectus supplement.  Unless otherwise specified in the applicable prospectus supplement, the net proceeds of an offering will be used for any one or more of debt repayment, working capital, acquisitions or other general corporate purposes.  We may, from time to time, incur additional debt other than through the issue of debt securities pursuant to this prospectus.

PLAN OF DISTRIBUTION

We may offer and sell debt securities, for cash or other consideration, to or through one or more underwriters or dealers purchasing as principals, and also may sell debt securities to one or more purchasers directly or through agents. The distribution of debt securities may be effected from time to time in one or more transactions at a fixed price or prices or at non-fixed prices. If offered on a non-fixed price basis, the debt securities may be offered at market prices prevailing at the time of sale or at prices related to such prevailing market prices or at prices to be negotiated with purchasers.  The price at which debt securities will be offered and sold may vary from purchaser to purchaser and during the distribution period.

The prospectus supplement with respect to any debt securities being offered will set forth the terms of the offering of those debt securities, including:

•	the name or names of any underwriters, dealers or other placement agents,

•	the purchase price of, and form of consideration for, those debt securities and the proceeds to us from such sale,

•	any delayed delivery arrangements,

•	any underwriting discounts or commissions and other items constituting underwriters’ compensation,

•	any offering price (or the manner of determination thereof if offered on a non-fixed price basis),

•	any discounts, commissions or concessions allowed or reallowed or paid to dealers, and

•	any securities exchanges on which those debt securities may be listed.

Only the underwriters named in a prospectus supplement are deemed to be underwriters in connection with debt securities offered by that prospectus supplement.

If so indicated in the applicable prospectus supplement, we may authorize dealers or other persons acting as our agents to solicit offers by certain institutions to purchase the offered debt securities directly from us pursuant to contracts providing for payment and delivery on a future date. These contracts will be subject only to the conditions set forth in the applicable prospectus supplement which will also set forth the commission payable for solicitation of these contracts.

The debt securities offered hereby have not been qualified for sale under the securities laws of any province or territory of Canada (other than the Province of Ontario) and, unless otherwise provided in the prospectus supplement relating to a particular issue of debt securities, will not be offered or sold, directly or indirectly, in Canada or to any resident of Canada except in the Province of Ontario.  The debt securities may not be offered or sold, directly or indirectly, in Canada or to any resident of Canada in contravention of the securities laws of any province or territory of Canada.  Each underwriter, dealer or agent participating in the distribution of debt securities will agree that it will not, directly or indirectly, offer, sell or deliver any such debt securities purchased by it in connection with that distribution in Canada or to any resident of Canada in contravention of the securities laws of any province or territory of Canada.

Under agreements that may be entered into by us, underwriters, dealers and agents who participate in the distribution of debt securities may be entitled to indemnification by us against certain liabilities, including liabilities under the U.S. Securities Act, or to contributions with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The underwriters, dealers and agents with whom we enter into agreements may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

DESCRIPTION OF DEBT SECURITIES

We may offer unsecured general obligations or secured obligations, which may be senior (the “senior debt securities”) or subordinated (the “subordinated debt securities”).  The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the “debt securities”.  Unless otherwise provided in a prospectus supplement, the senior debt securities will have the same rank as all our other unsubordinated debt.  The subordinated debt securities may be senior or junior to, or rank pari passu with, our other subordinated obligations and will be entitled to payment only after payment on our unsubordinated indebtedness.

The following description sets forth certain general terms of the debt securities. The particular terms of a series of debt securities offered by any prospectus supplement and the extent, if any, to which such general terms may apply to those debt securities will be described in the related prospectus supplement. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the related prospectus supplement and to the following description. Prospective investors should rely on information in the applicable prospectus supplement if it is different from the following information. In this description, the words “we”, “us”, “our”, “RCI” and “Rogers Communications Inc.” refer to Rogers Communications Inc. (or its successors, if any) and not any of its subsidiaries.

Unless otherwise specified in a prospectus supplement, the senior debt securities and the subordinated debt securities will be issued under the base indenture (the “base indenture”) between us and The Bank of New York Mellon, as trustee, dated as of August 6, 2008, as supplemented by one or more supplemental indentures.  A copy of the base indenture is attached as an exhibit to the registration statement of which this prospectus forms a part.  A copy of the base indenture may also be obtained over the Internet at the Canadian Securities Administrators’ website at www.sedar.com. When we issue a series of debt securities, the terms and provisions that are particular to those securities will be set forth in a supplemental indenture.  When we refer to the “indenture” in this prospectus in respect of a particular series of debt securities, we are referring to the base indenture, as supplemented by the supplemental indenture applicable to such series.  The following summary is of certain provisions of the base indenture and certain general features of the debt securities and this summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the base indenture and the applicable provisions of the United States Trust Indenture Act of 1939 (the “TIA”), as amended.

General

The base indenture does not limit the amount of debt securities that may be issued. The debt securities may be issued in one or more series as may be authorized from time to time.  The particular terms of any series of debt securities will be established at the time of issuance and will be described in the applicable prospectus supplement.  These terms may include, but are not limited to, any of the following where applicable:

•	the title of that series,

•	any limit on the amount that may be issued in respect of that series,

•	whether we will issue the series of debt securities in global form and, if so, who the depositary will be,

•	the maturity date of the debt securities,

•	whether the debt securities are to be issued at an original issue discount and/or whether the debt securities are to be interest bearing,

•
if the debt securities are to be interest bearing, the annual interest rate or interest basis upon which the annual interest rate may be determined, any credit spread or margin over such interest rate, which may be fixed or variable, or any other method for determining the interest rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates,

•	whether the debt securities will be secured or unsecured and, if secured, the terms of any security provided,

•	any guarantees, including the terms of any such guarantees,

•	the ranking of the series of debt securities relative to our other debt and the terms of the subordination of any series of subordinated debt securities,

•	the place where payments will be payable,

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period,

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional redemption provisions,

•
the date, if any, on which, and the price at which, we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem or, at the holders’ option, to purchase, the series of debt securities,

•	whether any covenants or events of default in addition to, or that are different from, those provided in the base indenture will apply to the series of debt securities,

•	the price at which the debt securities will be issued or whether the debt securities will be issued on a non-fixed price basis,

•	the currency or currencies in which the debt securities are being sold and in which the principal of, and interest, premium or other amounts, if any, on, such debt securities will be payable,

•	the denominations in which we will issue the series of debt securities, and

•	any other specific material terms, preferences, rights or limitations of, or restrictions on, the series of debt securities.

If the debt securities will be issued under a different indenture than the base indenture, the applicable prospectus supplement will describe all of the above, to the extent applicable, will identify the trustee for that indenture and will describe the covenants, events of default and other material terms applicable to those debt securities to the extent that they differ from, or are additional to, those provided in the base indenture.

Unless otherwise provided in the applicable prospectus supplement, any guarantee in respect of debt securities would fully and unconditionally guarantee the payment of the principal of, and interest and premium, if any, on, such debt securities when such amounts become due and payable, whether at maturity thereof or by acceleration, notice of redemption or otherwise.  In addition, if there is more than one guarantor for any debt securities, the guarantees would be joint and several as between the guarantors.  We expect any guarantee provided in respect of senior debt securities would constitute an unsubordinated and unsecured obligation of the applicable guarantor.  Other debt securities that we may issue also may be guaranteed and the terms of such guarantees (including any subordination) would be described in the applicable prospectus supplement and set forth in the applicable supplemental indenture.  If any debt securities are to be guaranteed, we expect that Rogers Communications Canada Inc., one of RCI’s wholly-owned subsidiaries, would be the guarantor.

One or more series of debt securities may be sold at a discount below or premium above their stated principal amount and may bear no interest or interest at a rate that at the time of issuance is below or above market rates.  One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices, securities, instruments, loans or other factors.  Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices, securities, instruments, loans or other factors.  Information as to the methods for determining the amount of principal or interest, if any, payable on any date, and the currencies, commodities, equity indices, securities, instruments, loans or other factors to which the amount payable on such date is linked, will be set forth in the applicable prospectus supplement.

The term debt securities includes debt securities denominated in Canadian dollars, U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or units based on or relating to foreign currencies.

Form, Denomination, Exchange and Transfer

We expect most debt securities to be issued in fully registered form without coupons and in denominations of Cdn$1,000 or US$1,000 and any integral multiple thereof.

Subject to the limitations provided in the indenture and except as otherwise provided in the applicable prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the office of the trustee maintained in the Borough of Manhattan, The City of New York or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Optional Redemption

The debt securities will be redeemable, in whole or in part, at the option of RCI at any time at the applicable redemption price specified in the applicable prospectus supplement.

Notice of any redemption will be given at least 30 days but not more than 60 days before the redemption date to each holder of the debt securities to be redeemed.

Unless RCI defaults in payment of the applicable redemption price, on and after the redemption date, interest will cease to accrue on the debt securities or portions of the debt securities called for redemption.

In the case of a partial redemption of debt securities, selection of debt securities from such series for redemption will be made on a pro rata basis.  If any debt security is redeemed in part, the notice of redemption relating to such debt security shall state the portion of the principal amount thereof to be redeemed; provided that no debt security in an aggregate principal amount of Cdn$1,000 or US$1,000, as the case may be, or less shall be redeemed in part.  A replacement debt security in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original debt security.

Redemption Upon Changes in Withholding Taxes

Each series of debt securities will also be subject to redemption as a whole, but not in part, at the option of RCI at any time, on not less than 30 nor more than 60 days’ prior written notice, at 100% of the principal amount, together with accrued interest thereon to the redemption date, in the event RCI has become or would become obligated to pay, on the next date on which any amount would be payable with respect to such series of debt securities, any Additional Amounts with respect to such series of debt securities as a result of a change in the laws (including any regulations promulgated thereunder) or treaties of Canada (or any political subdivision or taxing authority thereof or therein), or any change in any official position regarding the application or interpretation of such laws, regulations or treaties, which change is announced or becomes effective on or after the date of issuance of such series.  See the subsection entitled “— Additional Amounts”.

Convertible Debt Securities

The prospectus supplement will describe, if applicable, the terms on which the debt securities will be convertible into equity of RCI.  The prospectus supplement will describe how the number of shares or other equity securities of RCI to be received upon such conversion would be calculated and the anti-dilution protections, if any. No debt securities will be convertible for a period of at least one year from the time of sale.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the base indenture.  Reference is made to the base indenture for the full definition of all such terms.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Capital Lease Obligation” means, with respect to any Person, an obligation incurred or assumed in the ordinary course of business under or in connection with any capital lease of real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or equivalents (however designated) of such Person’s capital stock whether now outstanding or issued after the date of the base indenture, including, without limitation, all common stock and preferred stock.

“Commission” means the United States Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of the base indenture such Commission is not existing and performing the duties now assigned to it under the TIA, then the body performing such duties at such time.

“Debt” means, with respect to any Person, without duplication and (except as provided in clause (ii) below) without regard to any interest component thereof (whether actual or imputed) that is not yet due and payable:

(i)  money borrowed (including, without limitation, by way of overdraft) or indebtedness represented by notes payable and drafts accepted representing extensions of credit;

(ii)  the face amount of any drafts of a corporation in Canadian dollars and accepted by a Canadian lender for discount in Canada;

(iii)  all obligations (whether or not with respect to the borrowing of money) which are evidenced by bonds, debentures, notes or other similar instruments or not so evidenced but which would be considered to be indebtedness for borrowed money in accordance with GAAP;

(iv)  all liabilities upon which interest charges are customarily paid by such Person;

(v)  shares of Disqualified Stock not held by RCI or a wholly-owned Restricted Subsidiary;

(vi)  Capital Lease Obligations and Purchase Money Obligations, determined in each case in accordance with GAAP; and

(vii)  any guarantee (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business) in any manner of any part or all of an obligation included in clauses (i) through (vi) above;

provided that “Debt” shall not include (A) trade payables and accrued liabilities which are current liabilities incurred in the ordinary course of business and, (B) except as otherwise expressly provided in the indenture, Inter-Company Subordinated Debt.

“Default” means, with respect to a series of debt securities, any event that is, or after notice or passage of time or both would be, an Event of Default with respect to such series.

“Disqualified Stock” means, for any series of debt securities, any Capital Stock of RCI or any Restricted Subsidiary which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of the applicable series of debt securities for cash or securities constituting Debt.  For purposes of this definition, the term “Debt” includes Inter-Company Subordinated Debt.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and as in force at the date as of which the base indenture was executed.

“Generally Accepted Accounting Principles” or “GAAP” means generally accepted accounting principles, in effect in Canada, as established by the Canadian Institute of Chartered Accountants and as applied from time to time by RCI in the preparation of its consolidated financial statements.

“Government Obligations” means direct obligations of, or obligations of a Person the timely payment of which is unconditionally guaranteed by, the government that issued any of the currencies in which the applicable series of debt securities are payable, and that are not subject to prepayment, redemption or call at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the U.S. Securities Act), as custodian with respect to any such obligation or obligations or a specific payment of principal of or interest on any account of the holder of such depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of principal of or interest on the Government Obligation evidenced by such depository receipt.

“Inter-Company Subordinated Debt” means, for any series of debt securities, all indebtedness of RCI or any of the Restricted Subsidiaries (except from one to the other) for money borrowed from Rogers Entities and under which payments by RCI or such Restricted Subsidiary, as the case may be, with respect thereto are subordinated to such debt securities in the manner and to the extent set forth in Exhibit A to the base indenture and in respect of which the agreement or instrument evidencing such indebtedness contains or incorporates by reference provisions substantially in the form of Exhibit A to the base indenture for the benefit of the trustee and the holders of such debt securities.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof, or any other entity.

“Purchase Money Obligations” means, with respect to any Person, obligations, other than Capital Lease Obligations, incurred or assumed in the ordinary course of business in connection with the purchase of property to be used in the business of such Person.

“Restricted Subsidiary” means any Subsidiary of RCI other than an Unrestricted Subsidiary.

“Rogers Entities” means RCI and its Affiliates.

“Shareholders’ Equity” means the aggregate amount of shareholders’ equity (including but not limited to share capital, contributed surplus and retained earnings) of RCI as shown on the most recent annual audited or quarterly unaudited consolidated balance sheet of RCI and computed in accordance with GAAP.

“Stated Maturity” means, with respect to any series of debt securities or any installment of interest thereon, the date specified in such series as the fixed date on which the principal of such series of debt securities or such installment of interest is due and payable.

“Subsidiary” means any firm, partnership, corporation or other legal entity in which RCI, RCI and one or more Subsidiaries, or one or more Subsidiaries owns, directly or indirectly, a majority of the Voting Shares or has, directly or indirectly, the right to elect a majority of the board of directors, if it is a corporation, or the right to make or control its management decisions, if it is some other Person.

“Unrestricted Subsidiary” means (i) any Subsidiary of RCI that at the time of determination shall be designated an Unrestricted Subsidiary in accordance with the provisions of the applicable supplemental indenture and (ii) any Subsidiary of an Unrestricted Subsidiary.

“Voting Shares” means any Capital Stock having voting power under ordinary circumstances to vote in the election of a majority of the directors of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

Certain Covenants

The following describes certain covenants contained in the base indenture.  The base indenture also contains certain covenants not described herein.  To the extent any additional or different covenants will apply to a particular series of debt securities, this will be set forth in the supplemental indenture relating to such series of debt securities and described in the applicable prospectus supplement.

Provision of Financial Information

RCI shall supply without cost to each holder of the debt securities, and file with the trustee within 30 days after RCI is required to file the same with the Commission, copies of the annual reports and quarterly reports and of the information, documents and other reports which RCI may be required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act.

If RCI is not required to file with the Commission such reports and other information, unless otherwise indicated in the applicable prospectus supplement, RCI will furnish (without cost) to each holder of the debt securities and file with the trustee (i) within 120 days after the end of each fiscal year, its audited year-end financial statements prepared in accordance with GAAP and substantially in the form prescribed by applicable Canadian regulatory authorities for Canadian public reporting companies (whether or not RCI is a public reporting company at the time) and (ii) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, its interim unaudited financial statements for such fiscal quarter prepared in accordance with GAAP and substantially in the form prescribed by applicable Canadian regulatory authorities for Canadian public reporting companies (whether or not RCI is a public reporting company at the time). RCI shall also make such reports available to prospective purchasers of the debt securities, securities analysts and broker-dealers upon their request.

Mergers, Amalgamations and Sales of Assets by RCI

RCI may not amalgamate or consolidate with or merge with or into any other Person or convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person by liquidation, winding-up or otherwise (in one transaction or a series of related transactions) unless: (a) either (1) RCI is the continuing corporation or (2) the Person (if other than RCI) formed by such consolidation or amalgamation or into which RCI is merged or the Person which acquires by conveyance, transfer, lease or other disposition the properties and assets of RCI substantially as an entirety (i) is a corporation, company, partnership or trust organized and validly existing under (A) the federal laws of Canada or the laws of any Province thereof or (B) the laws of the United States or any State thereof or the District of Columbia, and (ii) assumes by operation of law or expressly assumes, by a supplemental indenture with respect to all debt securities of each series outstanding under the indenture, all of the obligations of RCI under such debt securities; and (b) immediately after giving effect to such transaction (and, to the extent applicable to any additional covenants of a particular series of debt securities, treating any Debt which becomes an obligation of RCI or a Subsidiary in connection with or as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default shall have occurred and be continuing.

In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraph in which RCI is not the continuing corporation, the successor or continuing Person formed or remaining will succeed to, and be substituted for, and may exercise every right and power of, RCI under the indenture, and thereafter RCI will, except in the case of a lease, be discharged from all obligations and covenants under the indenture and the outstanding debt securities of each series.

Events of Default

Unless otherwise indicated in the applicable prospectus supplement of a particular series of debt securities, an Event of Default will occur with respect to a series of debt securities if:

(a)	there is a failure to pay when due the principal of (or any applicable redemption price of) any of the debt securities of such series; or

(b)	there is a failure to pay any interest or any Additional Amounts on any of the debt securities of such series for 30 days after the date when due; or

(c)
RCI or any Restricted Subsidiary fails to perform or observe any other covenant that is applicable to such series of debt securities contained in the indenture for a period of 60 days after written notice of such failure has been given to RCI by the trustee or to RCI and the trustee by the holders of 25% or more in aggregate principal amount of the outstanding debt securities of such series; or

(d)
(i) there shall have occurred one or more defaults of RCI or any Restricted Subsidiary in the payment of the principal of or premium on any indebtedness for money borrowed having an aggregate principal amount in excess of the greater of $100.0 million and 3.5% of Shareholders’ Equity, when the same becomes due and payable at the Stated Maturity thereof, and such default or defaults shall continue after any applicable grace period and have not been cured or waived or (ii) there shall occur and be continuing any acceleration of the maturity of the principal amount of any indebtedness for money borrowed of RCI or any Restricted Subsidiary having an aggregate principal amount in excess of the greater of $100.0 million and 3.5% of Shareholders’ Equity and, in any case referred to in the foregoing clause (i), such Debt has not been paid or, in any case referred to in the foregoing clause (ii), such acceleration has not been rescinded or annulled, in each case within 10 days of such non-payment or acceleration; or

(e)
any judgments or orders aggregating an amount in excess of the greater of $100.0 million and 3.5% of Shareholders’ Equity rendered against RCI or any Restricted Subsidiary remain unsatisfied and unstayed for 60 consecutive days; or

(f)	certain events of bankruptcy, insolvency or reorganization affecting RCI or any Restricted Subsidiary shall occur.

Except as otherwise provided in the applicable prospectus supplement, if an Event of Default (other than an Event of Default specified in clause (f) above) occurs and is continuing in respect of any series of debt securities, the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such affected series may declare the principal of all outstanding debt securities of such series due and payable.  If an Event of Default specified in clause (f) above occurs and is continuing in respect of a series of debt securities, then the principal of all outstanding debt securities of such series will become due and payable without any declaration or other act on the part of the trustee or any holder of such series.

At any time after a declaration of acceleration with respect to a series of debt securities has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of such accelerated series acting in writing may, on behalf of the holders of all the debt securities of such individual accelerated series, rescind and annul such declaration of acceleration and its consequences if (a) RCI has paid or deposited, or caused to be paid or deposited, with the trustee a sum sufficient to pay (i) all sums paid or advanced by the trustee with respect to such series of debt securities and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel, (ii) the principal of, and interest, premium or other amounts, if any, on, any debt securities of such series that have become due and payable otherwise than by such declaration of acceleration, and (iii) to the extent provided in the applicable prospectus supplement and to the extent that payment of such interest is lawful, interest upon overdue interest at the rate provided for such purpose in the prospectus supplement for such series; and (b) all Events of Default, other than the non-payment of principal of, or interest, premium or other amounts, if any, on, the debt securities of such series which have become due solely by such declaration of acceleration, have been cured or waived.

The base indenture contains a provision entitling the trustee to be funded and indemnified by the holders of debt securities of the applicable series before proceeding to exercise any right or power under the indenture at the request or direction of such holders.  Subject to such provisions for funding and indemnification of the trustee and certain other limitations and conditions contained in the  base indenture, the base indenture provides that the holders of a majority in aggregate principal amount of outstanding debt securities of the applicable series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee under the indenture.  The base indenture provides that no holder of debt securities of any series may pursue a remedy with respect to the indenture except under certain circumstances where the trustee has failed to act.

During the existence of an Event of Default, the trustee is required to exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

RCI will be required to furnish to the trustee annually a statement as to any default by RCI in the performance and observance of its obligations under the indenture.

Defeasance and Covenant Defeasance of Indenture

Unless otherwise indicated in the relevant prospectus supplement of a particular series of debt securities, RCI may, at its option, and at any time, elect to have the obligations of RCI (and any applicable guarantors) discharged with respect to all outstanding debt securities or all outstanding debt securities of any series.  We refer to this discharge of obligations as “defeasance”.  Defeasance means that RCI (and any such guarantors) will be deemed to have paid and discharged the entire indebtedness represented by the applicable outstanding debt securities and to have satisfied its other obligations under the indenture with respect to those debt securities, except for (i) the rights of holders of such outstanding debt securities to receive, solely from the trust fund described in the paragraph below, payments in respect of the principal of (and premium, if any) and interest on such debt securities when such payments are due, (ii) RCI’s obligations under the indenture with respect to such debt securities relating to the issuance of temporary debt securities, the registration, transfer and exchange of debt securities, the replacement of mutilated, destroyed, lost or stolen debt securities, the payment of Additional Amounts, the maintenance of any office or agency for payments in respect of such debt securities, the holding of money for security payments in trust and statements as to compliance with such indenture, (iii) RCI’s obligations under the indenture in connection with the rights, powers, trusts, duties and immunities of the trustee, (iv) the defeasance provisions of the indenture and (v) RCI’s right of redemption in the event of Additional Amounts becoming payable under certain circumstances.

In addition, RCI may, at its option and at any time, elect to be released from its obligations (and to release any applicable guarantors from their obligations) with respect to certain covenants in respect of any series of debt securities under the indenture (including those described under the subsections of “—Certain Covenants” entitled “—Provision of Financial Information” and “—Mergers, Amalgamations and Sales of Assets by RCI”) and any and all additional and different covenants identified in the applicable prospectus supplement of such series of debt securities (unless otherwise indicated in such prospectus supplement) (“covenant defeasance”) and any omission to comply with such obligations thereafter shall not constitute a Default or an Event of Default with respect to that series of debt securities.  In the event we exercise covenant defeasance in respect of a series, the events (excluding failure to pay and bankruptcy and insolvency events) described under the subsection entitled “—Events of Default”, as well as any additional and different Events of Default specified in the prospectus supplement of such series, will no longer constitute Events of Default with respect to the debt securities of such series.

In order to exercise either defeasance or covenant defeasance, (i) RCI must irrevocably deposit with the trustee, in trust, cash in the currency or currencies in which such debt securities are payable, certain Government Obligations, or a combination thereof in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants or chartered accountants, to pay the principal of (and premium, if any, on) and interest on the outstanding debt securities of such series on the Stated Maturity (or redemption date, if applicable) of such principal (and premium, if any) or installment of interest; (ii) in the case of defeasance, RCI shall have delivered to the trustee an opinion of counsel in the United States stating that (x) RCI has received from, or there has been published by, the Internal Revenue Service a ruling or (y) since the date of the applicable supplemental indenture with respect to a series of debt securities, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (iii) in the case of covenant defeasance, RCI shall have delivered to the trustee an opinion of counsel in the United States to the effect that the holders of the outstanding debt securities of such series will not recognize income, gains or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; (iv) in the case of defeasance or covenant defeasance, RCI shall have delivered to the trustee an opinion of counsel in Canada to the effect that holders of the outstanding debt securities of such series will not recognize income, gain or loss for Canadian federal or provincial income tax or other tax (including withholding tax) purposes as a result of such defeasance or covenant defeasance, as applicable, and will be subject to Canadian federal or provincial income tax and other tax (including withholding tax) on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance, as applicable, had not occurred (which condition may not be waived by any holder or the trustee); and (v) RCI must comply with certain other conditions.

Additional Amounts

All payments made by RCI under or with respect to the debt securities will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge imposed or levied by or on behalf of the Government of Canada or of any province or territory thereof or by any authority or agency therein or thereof having power to tax (hereinafter “Taxes”), unless RCI is required to withhold or deduct Taxes by law or by the interpretation or administration thereof.  If RCI is so required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the debt securities, RCI will pay as interest such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each holder of such debt securities in respect of a beneficial owner (including Additional Amounts) after such withholding or deduction will not be less than the amount such holder would have received in respect of the beneficial owner if such Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to a payment made to a holder of debt securities in respect of a beneficial owner (each an “Excluded Person”) (i) with which RCI does not deal at arm’s length (within the meaning of the Income Tax Act  (Canada)) at the time of making such payment, (ii) which is subject to such Taxes by reason of its being connected with Canada or any province or territory thereof otherwise than by the acquisition or mere holding of debt securities or the receipt of payments thereunder, (iii) which is subject to such Taxes by reason of its failure to comply with any certification, identification, documentation or other reporting requirements if compliance is required by law, regulation, administrative practice or an applicable treaty as a pre-condition to exemption from, or a reduction in the rate of deduction or withholding of, such Taxes, (iv) if the debt securities are presented for payment more than 15 days after the date on which such payment or such debt securities became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the holder would have been entitled to such Additional Amounts had the debt securities been presented on the last day of such 15-day period) or (v) to the extent that such withholding is imposed on a payment to a holder or beneficial owner who is an individual pursuant to European Union Directive 2003/48/EC on the taxation of savings or any law implementing or complying with, or introduced in order to conform to, such Directive.  RCI will also (a) make such withholding or deduction and (b) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  Upon the written request of a holder of debt securities, RCI will furnish, as soon as reasonably practicable, to such holder of debt securities certified copies of tax receipts evidencing such payment by RCI.  RCI will indemnify and hold harmless each holder of debt securities in respect of a beneficial owner (other than an Excluded Person) and, upon written request of any holder of debt securities (other than an Excluded Person), reimburse such holder for the amount of (i) any such Taxes so levied or imposed and paid by such holder as a result of any failure of RCI to withhold, deduct or remit to the relevant tax authority, on a timely basis, the full amounts required under applicable law; and (ii) any such Taxes so levied or imposed with respect to any reimbursement under the foregoing clause (i), so that the net amount received by such holder in respect of a beneficial owner after such reimbursement would not be less than the net amount such holder would have received in respect of the beneficial owner if such taxes on such reimbursement had not been imposed.

At least 30 days prior to each date on which any payment under or with respect to the debt securities is due and payable, if RCI will be obligated to pay Additional Amounts with respect to such payment, RCI will deliver to the trustee an officer’s certificate stating the fact that such Additional Amounts will be payable, stating the amounts so payable and setting forth such other information necessary to enable the trustee, on behalf of the Company, to pay such Additional Amounts to holders of debt securities on the payment date.  Whenever in the indenture there is mentioned, in any context, the payment of principal (and premium, if any), redemption price, interest or any other amount payable under or with respect to any debt securities, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

In the event that RCI has become or would become obligated to pay, on the next date on which any amount would be payable under or with respect to the debt securities of any series, any Additional Amounts as a result of certain changes affecting Canadian withholding tax laws, RCI may redeem all, but not less than all, the debt securities of such series at any time at 100% of the principal amount, together with accrued interest thereon to the redemption date.  See the subsection entitled “— Redemption Upon Changes in Withholding Taxes”.

Modification and Waiver

Modifications and amendments to the indenture, including to any supplemental indenture relating to a series of debt securities, or the particular terms and conditions of any series of debt securities may be made by RCI (and any applicable guarantors) and the trustee, and will be made by the trustee on the request of RCI, with the consent of the holders of not less than a majority in aggregate principal amount of outstanding debt securities of each such series issued under the indenture to which such modification or amendment will apply; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security of such series affected thereby: (i) change the Stated Maturity of the principal of, or any installment of interest on, any such debt security, or reduce the principal amount thereof or the rate of interest thereon, or reduce the redemption price thereof, or change the coin or currency in which any such debt security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the applicable redemption date); (ii) reduce the percentage in principal amount of outstanding debt securities of such series, the consent of whose holders is necessary to amend or waive compliance with certain provisions of the base indenture or the supplemental indenture applicable to such series or to waive certain Defaults; or (iii) modify any of the provisions relating to the modification or amendment of the base indenture or the particular terms and conditions of such series which provisions require the consent of holders of outstanding debt securities of such series or relating to the waiver of past Defaults, except to increase the percentage of outstanding debt securities of such series the consent of whose holders is required for such actions or to provide that certain other provisions of the base indenture or the supplemental indenture applicable to such series cannot be modified or waived without the consent of the holder of each debt security of such series affected thereby.

In addition, modifications and amendments to the indenture or the particular terms and conditions of any series of debt securities may be made by RCI (and any applicable guarantors) and the trustee without the consent of any holders of debt securities in order to, among other things, (i) provide certain additional rights or benefits to the holders of any series of debt securities, (ii) cure any ambiguity or correct or supplement any defective or inconsistent provision or make any other change to the indenture or a series of debt securities, provided, in each case, that such modification or amendment does not adversely affect the interests of the holders of debt securities of any such series in any material respect, and (iii) give effect to any direction or other act of the holders of a series of debt securities permitted to be given, made or taken under the indenture.

Any modification or amendment to the indenture or the particular terms and conditions of a series of debt securities that is permitted or authorized for a particular series will be binding on all holders of debt securities of that series notwithstanding whether a particular holder has approved it and, except as otherwise provided in any required approval for such modification or amendment, regardless of whether the holders of any other affected series of debt securities has approved it.

The holders of a majority in aggregate principal amount of the outstanding debt securities of any affected series may, on behalf of all holders of the debt securities of such series, waive RCI’s compliance with certain covenants and other provisions of the base indenture that apply to such series of debt securities and the supplemental indenture applicable to such series, including any existing Default or Event of Default and its consequences under the base indenture and such supplemental indenture other than a Default or Event of Default (i) in the payment of interest (or premium, if any) on, or the principal of, the debt securities of that series or (ii) in respect of a covenant or other provision that cannot be modified or amended without the consent of the holders of each outstanding debt security of that series.

Global Securities

We expect the following provisions to apply to all debt securities.

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary (the “depositary”) identified in the prospectus supplement.  Global securities will be issued in registered form and in either temporary or definitive form.  Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.

The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the prospectus supplement.  We expect that the following provisions will generally apply to depositary arrangements.

Upon the issuance of a global security, the depositary for such global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by such global security to the accounts of persons that have accounts with such depositary.  Such accounts shall be designated by the dealers, underwriters or agents with respect to the debt securities or by us if such debt securities are offered and sold directly by us.  Ownership of beneficial interests in a global security will be limited to persons that have accounts with the applicable depositary (“participants”) or persons that may hold interests through participants.  Ownership of beneficial interests in such global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee with respect to interests of participants and the records of participants with respect to interests of persons other than participants.

So long as the depositary for a global security, or its nominee, is the registered owner of a global security, except as required by law, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by that global security for all purposes under the indenture governing those debt securities.  Except as provided below, owners of beneficial interests in a global security will not be entitled to have any of the individual debt securities of the series represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of any debt securities of such series in definitive form and will not be considered the owners or holders thereof under the indenture governing such debt securities.

Payments of principal, premium, if any, and interest, if any, on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing the debt securities.  None of RCI, the trustee for the debt securities or any paying agent or registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made by the depositary or any participants on account of beneficial ownership interests in the global security for the debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a global security representing the debt securities, immediately will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security for the debt securities as shown on the records of the depositary or its nominee.  We also expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in street name.  Such payments will be the responsibility of such participants.

If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue definitive debt securities of that series in exchange for the global security or securities representing that series of debt securities.  In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to the debt securities, determine not to have any debt securities of a series represented by one or more global securities, and, in such event, will issue definitive debt securities of that series in exchange for the global security or securities representing that series of debt securities.  A global security for a series of debt securities will also be exchangeable for definitive debt securities in the event that an Event of Default in respect of such series shall occur and be continuing.  If definitive debt securities are issued, an owner of a beneficial interest in a global security will be entitled to physical delivery of definitive debt securities of the series represented by that global security equal in principal amount to that beneficial interest and to have the debt securities registered in its name.

Concerning the Trustee

The Bank of New York Mellon is the trustee under the indenture.

Governing Law

The indenture, any supplemental indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Enforceability of Judgments

Since substantially all of the assets of RCI are located outside the United States, any judgment obtained in the United States against RCI, including judgments with respect to the payment of principal or redemption price on the debt securities, may not be collectible within the United States.  RCI has been informed by its Canadian counsel, Davies Ward Phillips & Vineberg LLP, that, under the laws of the Province of Ontario and the federal laws of Canada applicable in that province (collectively, “Applicable Laws”), a court of competent jurisdiction in the Province of Ontario (an “Ontario Court”) would give a judgment based upon a final and conclusive in personam judgment of a court exercising jurisdiction in the State of New York (“New York Court”) for a sum certain, obtained against RCI with respect to a claim arising out of the indenture and the debt securities (a “New York Judgment”), without reconsideration of the merits (a) provided that (i) an action to enforce the New York Judgment is commenced in the Ontario Court within any applicable limitation period; (ii) the Ontario Court has discretion to stay or decline to hear an action on the New York Judgment if the New York Judgment is under appeal or there is another subsisting judgment in any jurisdiction relating to the same cause of action as the New York Judgment; (iii) the Ontario Court will render judgment only in Canadian dollars; and (iv) an action in the Ontario Court on the New York Judgment may be affected by bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights generally; and (b) subject to the following defenses: (i) that the New York Judgment was obtained by fraud or in a manner contrary to the principles of natural justice; (ii) that the New York Judgment is for a claim which under Applicable Laws would be characterized as based on a foreign revenue, expropriatory, penal or other public law; (iii) that the New York Judgment is contrary to public policy or to an order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or by the Competition Tribunal under the Competition Act (Canada) in respect of certain judgments referred to in these statutes; or (iv) that the New York Judgment has been satisfied or is void or voidable under the laws of the State of New York.

Consent to Jurisdiction and Service

RCI has appointed CT Corporation System, 111 Eighth Avenue, New York, New York 10011, as its agent for service of process in any suit, action or proceeding with respect to the indenture, including any supplemental indentures or the debt securities issued thereunder, and for actions brought under federal or state laws brought in any federal or state court located in the Borough of Manhattan in The City of New York and submits to such jurisdiction.

EARNINGS COVERAGE

The following earnings coverage ratios and associated financial information have been calculated on a consolidated basis for the 12-month periods ended December 31, 2017 and March 31, 2018 based on our financial statements for the respective periods, which have been prepared in accordance with IFRS.

	12 Months Ended December 31, 2017	12 Months Ended March 31, 2018
Earnings before borrowing costs and income taxes(1)	$3,265 million	$3,409 million
Borrowing cost requirements(2)	$752 million	$753 million
Earnings coverage ratio(1)(3)	4.34x	4.53x
____________

(1)
Effective January 1, 2018, we adopted IFRS 15, Revenue from contracts with customers, as discussed in Note 2 to our unaudited interim condensed consolidated financial statements as at March 31, 2018 and for the three months ended March 31, 2018 and 2017.  For purposes of calculating earnings before borrowing costs and income taxes in the above table, 2017 reported figures have been restated applying IFRS 15. For further information, see "Other Information -- Consolidated financial results -- quarterly summary" in our management's discussion and analysis for the three months ended March 31, 2018.

(2)	Borrowing cost requirements refers to our aggregate interest in respect of our financial liabilities, including deferred financing fees, for the applicable period.

(3)	Earnings coverage ratio refers to the ratio of (i) our earnings before borrowing costs and income taxes and (ii) our borrowing cost requirements for the applicable period.

The information presented above is historical and does not give effect to the issuance of debt securities that may be distributed pursuant to this prospectus (since the terms of such debt securities are not presently known) or the issuance or repayment of any other financial liabilities that have been issued or repaid subsequent to the periods presented. Earnings coverage ratios adjusted to give effect to the issuance of any debt securities being distributed and to reflect such other adjustments as may be required by applicable Canadian securities law requirements will be presented for the prescribed periods in the applicable prospectus supplement. The earnings coverage ratio set out above does not purport to be indicative of earnings coverage ratios for any future periods.

RISK FACTORS

An investment in the debt securities involves risk. Before deciding whether to invest in the debt securities, you should consider carefully the risks described in the documents incorporated by reference into this prospectus (including subsequent documents incorporated by reference into this prospectus) and, if applicable, those described in a prospectus supplement relating to a specific offering of debt securities. Discussions of certain risks and uncertainties affecting our business are provided in our annual information form and our management’s discussion and analysis for the year ended December 31, 2017 and our management’s discussion and analysis for the three months ended March 31, 2018 (or, as applicable, our annual information form and our management’s discussion and analysis for subsequent periods), each of which is incorporated by reference into this prospectus. These are not the only risks and uncertainties that we face. Additional risks not presently known to us or that we currently consider immaterial may also materially and adversely affect us. If any of the events identified in these risks and uncertainties were to actually occur, our business, financial condition or results of operations could be materially harmed.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

We are a corporation organized under the laws of the Province of British Columbia, Canada and substantially all of our assets are located in Canada.  In addition, most of our directors, substantially all of our officers and most of the experts named herein are resident outside the United States.  We have appointed an agent for service of process in the United States (as set forth below), but it may be difficult for U.S. investors to effect service of process within the United States upon such directors, officers or experts to enforce against them judgments of U.S. courts based upon, among other things, the civil liability provisions of the U.S. federal securities laws.  In addition, we have been advised by Davies Ward Phillips & Vineberg LLP, our Canadian counsel, that there may be some doubt whether a judgment of a U.S. court predicated solely upon civil liability provisions of United States federal securities laws would be enforceable in Ontario.  We have also been advised by such counsel that there is substantial doubt whether an action could be brought in Ontario in the first instance on the basis of liability predicated solely upon United States federal securities laws.

We filed with the SEC, concurrently with our registration statement on Form F-10, an appointment of agent for service of process on Form F-X.  Under the Form F-X, we appointed CT Corporation System, 111 Eighth Avenue, New York, New York 10011, as our agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against us in a United States court arising out of or related to or concerning the offering of the debt securities under our registration statement.

CERTAIN INCOME TAX CONSIDERATIONS

The applicable prospectus supplement may describe the principal Canadian federal income tax considerations generally applicable to investors described therein of purchasing, holding and disposing of the debt securities offered thereunder.  The applicable prospectus supplement may also describe certain U.S. federal income tax considerations generally applicable to the purchase, holding and disposition of those debt securities by an investor who is a United States person.

LEGAL MATTERS

Certain legal matters relating to debt securities offered by this short form base shelf prospectus will be passed upon on our behalf by Davies Ward Phillips & Vineberg LLP, our Canadian counsel, and Cravath, Swaine & Moore LLP, our U.S. counsel.  As of the date of this prospectus, the partners and associates of Davies Ward Phillips & Vineberg LLP, as a group, own beneficially, directly or indirectly, less than 1% of our outstanding securities of any class and less than 1% of the outstanding securities of any class of our associates or affiliates.

EXPERTS

KPMG LLP are the auditors of RCI and have confirmed that they are independent with respect to RCI within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation and regulation, and that they are independent accountants with respect to RCI under all relevant U.S. professional and regulatory standards.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the registration statement of which this prospectus forms a part: the documents referred to under “Documents Incorporated by Reference”; consent of KPMG LLP; consent of Davies Ward Phillips & Vineberg LLP; powers of attorney from directors and officers of the registrants; the base indenture relating to the debt securities and the statement of eligibility of the Trustee on Form T-1.

PART II

INFORMATION NOT REQUIRED TO BE
DELIVERED TO OFFEREES OR PURCHASERS

INDEMNIFICATION

Rogers Communications Inc.

Under Section 160 of the Business Corporations Act (British Columbia) (the “BCBCA”),

(a)	a director or officer of Rogers Communications Inc. (“RCI”),

(b)	a former director or officer of RCI,

(c)	a director, former director, officer or former officer of another corporation at a time when the corporation is or was an affiliate of RCI or at the request of RCI,

(d)
an individual who is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, at the request of RCI (any corporation or entity referred to in (c) or (d), an “associated corporation”; and any individual described in (a) through (d), an “eligible individual”) or

(e)	any heirs and personal or other legal representatives of an eligible individual (any person described in (e) and any eligible individual, an “eligible party”)

may be indemnified by RCI against all judgments, penalties or fines awarded or imposed or to which the eligible party may be liable in, or amounts paid in settlement of, any civil, criminal, quasi-criminal, administrative or regulatory action or proceeding or investigative action, whether current, threatened, pending or completed, in which the eligible party, by reason of an eligible individual being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, RCI or an associated corporation is or may be joined as a party, or is or may be liable for or in respect of a judgment, penalty or fine in, or costs, charges and expenses, including legal and other fees (“expenses”) related to, any such action or proceeding (an “eligible proceeding”); and after the final disposition of an eligible proceeding, may be paid the expenses actually and reasonably incurred by the eligible party in respect of that proceeding.

Under Section 161 of the BCBCA, an eligible party must, after the final disposition of an eligible proceeding, be paid by RCI the expenses actually and reasonably incurred by the eligible party in respect of the eligible proceeding if the eligible party is wholly successful on the merits or otherwise, or is substantially successful on the merits, in the outcome of the proceeding, and if the eligible party has not been reimbursed for those expenses.

Under Section 162 of the BCBCA, an eligible party may be paid by RCI, as expenses are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by the eligible party in respect of that proceeding; provided that RCI must not pay such expenses unless RCI first receives from the eligible party a written undertaking that the eligible party will repay the amounts advanced if it is ultimately determined that (i) the eligible individual in relation to the subject matter of the eligible proceeding did not act honestly and in good faith with a view to the best interests of RCI or associated corporation, as the case may be, (ii) in the case of an eligible proceeding other than a civil proceeding, the eligible individual did not have reasonable grounds for believing the eligible individual’s conduct in respect of which the proceeding was brought was lawful, (iii) the eligible proceeding is brought by or on behalf of RCI or an associated corporation or (iv) in certain circumstances, RCI is or was prohibited from doing so by its charter (each of items (i) to (iv), a “statutory prohibition”).

Under Section 163 of the BCBCA, RCI must not make an indemnification or payment under Sections 160 to 162 if there is a statutory prohibition.

Under Section 164 of the BCBCA, the Supreme Court of British Columbia may, on application of RCI or an eligible party, order RCI to indemnify or to pay expenses of an eligible party, despite Sections 160 to 163 of the BCBCA.

Under the BCBCA, the articles of RCI may affect the power or obligation of RCI to give an indemnity or pay expenses to the extent that the articles prohibit giving the indemnity or paying the expenses. As indicated above, this is subject to the overriding power of the Supreme Court of British Columbia under Section 164 of the BCBCA.

The articles of RCI provide that RCI shall indemnify, and pay expenses in advance of the final disposition of a proceeding of, a director or officer or former director or officer of RCI or a person who acts or acted at RCI’s request as a director or officer, or in a similar capacity of another entity, and the heirs and personal or other legal representatives of such a person, in accordance with, and to the fullest extent and in all circumstances permitted by the BCBCA. The articles further provide that RCI may enter into indemnification agreements, including without limitation, provisions therein whereby a court order approving indemnification will be applied for, if required. The foregoing rights and powers of RCI are in addition to and not in substitution for any other rights and powers regarding indemnification, payment of expenses and insurance.

As contemplated by Section 165 of the BCBCA, RCI has purchased insurance for the benefit of its directors and officers against potential claims against them and against loss for which RCI may be required or permitted by law to indemnify such directors and officers.

RCI has entered into indemnification agreements with certain of its officers and directors that indemnify such persons to the maximum amount permitted by applicable law. Pursuant to these agreements, RCI has agreed to provide such persons an advance of defense costs prior to final disposition of a proceeding, subject to an obligation to repay in certain circumstances.

Rogers Communications Canada Inc.

Under the Canada Business Corporations Act (the “CBCA”), Rogers Communications Canada Inc. (“RCCI”) may indemnify a director or officer of RCCI, a former director or officer of RCCI or another individual who acts or acted at RCCI’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with RCCI or other entity and provided that the director, officer or other individual acted honestly and in good faith with a view to the best interests of RCCI, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at RCCI’s request and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, if the director, officer or other individual had reasonable grounds for believing that such individual’s conduct was lawful. Such indemnification may be made in connection with a derivative action only with court approval. A director, officer or other individual referred to above is entitled to indemnification from RCCI in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with RCCI or other entity, as described above, if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and fulfilled the conditions set forth above.

The by-laws of RCCI provide that, subject to the fulfilment of (i) and (ii) below, RCCI shall indemnify a director or officer of RCCI, a former director or officer of RCCI or another individual who acts or acted at RCCI's request as a director or officer (or an individual acting in a similar capacity) of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with RCCI or other entity. RCCI shall not indemnify an individual referred to above unless he or she: (i) acted honestly and in good faith with a view to the best interests of RCCI or, as the case may be, to the best interests of the other entity for which he or she acted as a director or officer or in a similar capacity at RCCI's request; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. RCCI shall advance monies to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to above. However, the individual shall repay the monies if he or she does not fulfil (i) and (ii) above. RCCI shall also indemnify the individual referred to above in such other circumstances as the CBCA or law permits or requires. Nothing in RCCI's by-laws shall limit the right of any person entitled to indemnity to claim indemnity apart from the provisions of such by-laws.

RCCI has purchased insurance against potential claims against the directors or officers of RCCI and against loss for which RCCI may be required or permitted by law to indemnify such directors and officers.

RCCI has entered into indemnification agreements with certain of its officers and directors that indemnify such persons to the maximum amount permitted by applicable law. Pursuant to these agreements, RCCI has agreed to provide such persons an advance of defense costs prior to final disposition of a proceeding, subject to an obligation to repay in certain circumstances.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrants pursuant to the foregoing provisions, the Registrants have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXHIBITS INDEX

Exhibit Number	Description

4.1
Annual information form of Rogers Communications Inc. (“RCI”) for the year ended December 31, 2017, dated March 8, 2018 (incorporated by reference to Exhibit 99.1 to RCI’s Form 40-F (Commission File No. 001-10805) filed with the Commission on March 8, 2018)

4.2
Audited consolidated financial statements of RCI as at and for the years ended December 31, 2017 and 2016, together with the report of the auditors thereon appearing on page 98 and the management’s discussion and analysis in respect of those statements (incorporated by reference to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on March 8, 2018)

4.3
Management information circular of RCI, dated March 8, 2018 in connection with RCI’s annual meeting of shareholders held on April 20, 2018 (incorporated by reference to Exhibit 99.1 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on March 19, 2018)

4.4
Material change report dated February 9, 2018 in respect of RCI’s pricing of a US$750 million offering of 4.300% notes due 2048 (incorporated by reference to Exhibit 99.1 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on February 9, 2018)

4.5
Unaudited interim condensed consolidated financial statements of RCI as at and for the three months ended March 31, 2018 and 2017, together with the management's discussion and analysis in respect of those statements (incorporated by reference to RCI's Form 6-K (Commission File No. 001-10805) furnished to the Commission on April 19, 2018)

4.6
Material change report dated April 20, 2018 in respect of RCI’s intention to commence a normal course issuer bid for its Class B Non-Voting shares (incorporated by reference to Exhibit 99.1 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on April 20, 2018

5.1	Consent of KPMG LLP

5.2	Consent of Davies Ward Phillips & Vineberg LLP

6.1	Powers of attorney (included on the signature pages of this registration statement)

7.1
Indenture, dated as of August 6, 2008, between RCI and The Bank of New York Mellon (incorporated by reference to Exhibit 99.1 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on August 6, 2008)

7.2
First Supplemental Indenture, dated as of August 6, 2008, among RCI, Rogers Cable Communications Inc., Rogers Wireless Partnership and The Bank of New York Mellon (incorporated by reference to Exhibit 99.2 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on August 6, 2008)

7.3
Second Supplemental Indenture, dated as of August 6, 2008, among RCI, Rogers Cable Communications Inc., Rogers Wireless Partnership and The Bank of New York Mellon (incorporated by reference to Exhibit 99.3 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on August 6, 2008)

7.4
Third Supplemental Indenture, dated as of March 7, 2013, among RCI, Rogers Communications Partnership and The Bank of New York Mellon (incorporated by reference to Exhibit 99.1 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on March 7, 2013)

7.5
Fourth Supplemental Indenture, dated as of March 7, 2013, among RCI, Rogers Communications Partnership and The Bank of New York Mellon (incorporated by reference to Exhibit 99.2 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on March 7, 2013)

7.6
Fifth Supplemental Indenture, dated as of October 2, 2013, among RCI, Rogers Communications Partnership and The Bank of New York Mellon (incorporated by reference to Exhibit 99.1 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on October 2, 2013)

7.7
Sixth Supplemental Indenture, dated as of October 2, 2013, among RCI, Rogers Communications Partnership and The Bank of New York Mellon (incorporated by reference to Exhibit 99.2 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on October 2, 2013)

7.8
Seventh Supplemental Indenture, dated as of March 10, 2014, among RCI, Rogers Communications Partnership and The Bank of New York Mellon (incorporated by reference to Exhibit 99.1 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on March 10, 2014)

7.9
Eighth Supplemental Indenture, dated as of December 8, 2015, among RCI, Rogers Communications Partnership and The Bank of New York Mellon (incorporated by reference to Exhibit 99.1 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on December 8, 2015)

7.10
First Amending Supplemental Indenture, dated January 1, 2016, among RCI, Rogers Cable and Data Centres Inc. (now known as Rogers Communications Canada Inc.) and The Bank of New York Mellon (incorporated by reference to Exhibit 99.1 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on January 20, 2016)

7.11
Ninth Supplemental Indenture, dated as of November 4, 2016, among RCI, Rogers Communications Canada Inc. and The Bank of New York Mellon (incorporated by reference to Exhibit 99.1 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on November 4, 2016)

7.12
Tenth Supplemental Indenture, dated as of February 8, 2018, among RCI, Rogers Communications Canada Inc. and The Bank of New York Mellon (incorporated by reference to Exhibit 99.1 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on February 8, 2018)

7.13	Statement of Eligibility of the Trustee on Form T-1 with respect to the Indenture, dated as of August 6, 2008

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking

Each Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process

Concurrently with the filing of this registration statement, each of the Registrants is filing with the Commission a written irrevocable consent and power of attorney on
Form F-X.

Any change to the name or address of the agent for service of any Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the relevant registration statement.

III-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada on the 23rd day of April, 2018.

ROGERS COMMUNICATIONS INC.
(Registrant)

By:	/s/ Joseph Natale
Name: Joseph Natale
Title: President and Chief Executive Officer

By:	/s/ Anthony Staffieri
Name: Anthony Staffieri
Title: Chief Financial Officer

ROGERS COMMUNICATIONS CANADA INC.
(Registrant)

By:	/s/ Joseph Natale
Name: Joseph Natale
Title: President and Chief Executive Officer

By:	/s/ Anthony Staffieri
Name: Anthony Staffieri
Title: Chief Financial Officer

SIGNATURES WITH RESPECT TO ROGERS COMMUNICATIONS INC.

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Edward Rogers, Joseph Natale, Anthony Staffieri, Glenn Brandt and David P. Miller his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing appropriate or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date Signed

/s/ Joseph Natale	Director and President and Chief Executive Officer (Principal Executive Officer)	April 23, 2018
Joseph Natale

/s/ Anthony Staffieri	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 23, 2018
Anthony Staffieri

/s/ Edward Rogers	Director and Chairman	April 23, 2018
Edward Rogers

/s/ Philip B. Lind	Director and Vice-Chairman	April 23, 2018
Philip B. Lind

/s/ Melinda M. Rogers	Director and Deputy Chairman	April 23, 2018
Melinda M. Rogers

/s/ Robert Burgess	Director	April 23, 2018
Robert Burgess

/s/ Bonnie R. Brooks	Director	April 23, 2018
Bonnie R. Brooks

/s/ Robert Gemmell	Director	April 23, 2018
Robert Gemmell

/s/ John H. Clappison	Director	April 23, 2018
John H. Clappison

/s/ Robert Dépatie	Director	April 23, 2018
Robert Dépatie

/s/ Isabelle Marcoux	Director	April 23, 2018
Isabelle Marcoux

/s/ The Hon. David R. Peterson, P.C., Q.C.	Director	April 23, 2018
The Hon. David R. Peterson, P.C., Q.C.

/s/ Loretta A. Rogers	Director	April 23, 2018
Loretta A. Rogers

/s/ Martha L. Rogers	Director	April 23, 2018
Martha L. Rogers

/s/ Alan D. Horn	Director	April 23, 2018
Alan D. Horn

/s/ John A. MacDonald	Director	April 23, 2018
John A. MacDonald

SIGNATURES WITH RESPECT TO ROGERS COMMUNICATIONS CANADA INC.

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Anthony Staffieri, David P. Miller, Graeme McPhail and Glenn Brandt his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing appropriate or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph Natale	President and Chief Executive Officer (Principal Executive Officer)	April 23, 2018
Joseph Natale

/s/ Anthony Staffieri	Director and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 23, 2018
Anthony Staffieri

/s/ Graeme H. McPhail	Director, Senior Vice-President, Legal and General Counsel	April 23, 2018
Graeme H. McPhail

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in the capacity of the duly authorized representative of Rogers Communications Inc. and Rogers Communications Canada Inc. in the United States, in the City of Newark, State of Delaware on the 23rd day of April, 2018.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

EXHIBITS INDEX

Exhibit Number	Description

4.1
Annual information form of Rogers Communications Inc. (“RCI”) for the year ended December 31, 2017, dated March 8, 2018 (incorporated by reference to Exhibit 99.1 to RCI’s Form 40-F (Commission File No. 001-10805) filed with the Commission on March 8, 2018)

4.2
Audited consolidated financial statements of RCI as at and for the years ended December 31, 2017 and 2016, together with the report of the auditors thereon appearing on page 98 and the management’s discussion and analysis in respect of those statements (incorporated by reference to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on March 8, 2018)

4.3
Management information circular of RCI, dated March 8, 2018 in connection with RCI’s annual meeting of shareholders held on April 20, 2018 (incorporated by reference to Exhibit 99.1 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on March 19, 2018)

4.4
Material change report dated February 9, 2018 in respect of RCI’s pricing of a US$750 million offering of 4.300% notes due 2048 (incorporated by reference to Exhibit 99.1 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on February 9, 2018)

4.5
Unaudited interim condensed consolidated financial statements of RCI as at and for the three months ended March 31, 2018 and 2017, together with the management's discussion and analysis in respect of those statements (incorporated by reference to RCI's Form 6-K (Commission File No. 001-10805) furnished to the Commission on April 19, 2018)

4.6
Material change report dated April 20, 2018 in respect of RCI’s intention to commence a normal course issuer bid for its Class B Non-Voting shares (incorporated by reference to Exhibit 99.1 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on April 20, 2018

5.1	Consent of KPMG LLP

5.2	Consent of Davies Ward Phillips & Vineberg LLP

6.1	Powers of attorney (included on the signature pages of this registration statement)

7.1
Indenture, dated as of August 6, 2008, between RCI and The Bank of New York Mellon (incorporated by reference to Exhibit 99.1 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on August 6, 2008)

7.2
First Supplemental Indenture, dated as of August 6, 2008, among RCI, Rogers Cable Communications Inc., Rogers Wireless Partnership and The Bank of New York Mellon (incorporated by reference to Exhibit 99.2 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on August 6, 2008)

7.3
Second Supplemental Indenture, dated as of August 6, 2008, among RCI, Rogers Cable Communications Inc., Rogers Wireless Partnership and The Bank of New York Mellon (incorporated by reference to Exhibit 99.3 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on August 6, 2008)

7.4
Third Supplemental Indenture, dated as of March 7, 2013, among RCI, Rogers Communications Partnership and The Bank of New York Mellon (incorporated by reference to Exhibit 99.1 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on March 7, 2013)

7.5
Fourth Supplemental Indenture, dated as of March 7, 2013, among RCI, Rogers Communications Partnership and The Bank of New York Mellon (incorporated by reference to Exhibit 99.2 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on March 7, 2013)

7.6
Fifth Supplemental Indenture, dated as of October 2, 2013, among RCI, Rogers Communications Partnership and The Bank of New York Mellon (incorporated by reference to Exhibit 99.1 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on October 2, 2013)

7.7
Sixth Supplemental Indenture, dated as of October 2, 2013, among RCI, Rogers Communications Partnership and The Bank of New York Mellon (incorporated by reference to Exhibit 99.2 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on October 2, 2013)

7.8
Seventh Supplemental Indenture, dated as of March 10, 2014, among RCI, Rogers Communications Partnership and The Bank of New York Mellon (incorporated by reference to Exhibit 99.1 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on March 10, 2014)

7.9
Eighth Supplemental Indenture, dated as of December 8, 2015, among RCI, Rogers Communications Partnership and The Bank of New York Mellon (incorporated by reference to Exhibit 99.1 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on December 8, 2015)

7.10
First Amending Supplemental Indenture, dated January 1, 2016, among RCI, Rogers Cable and Data Centres Inc. (now known as Rogers Communications Canada Inc.) and The Bank of New York Mellon (incorporated by reference to Exhibit 99.1 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on January 20, 2016)

7.11
Ninth Supplemental Indenture, dated as of November 4, 2016, among RCI, Rogers Communications Canada Inc. and The Bank of New York Mellon (incorporated by reference to Exhibit 99.1 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on November 4, 2016)

7.12
Tenth Supplemental Indenture, dated as of February 8, 2018, among RCI, Rogers Communications Canada Inc. and The Bank of New York Mellon (incorporated by reference to Exhibit 99.1 to RCI’s Form 6-K (Commission File No. 001-10805) furnished to the Commission on February 8, 2018)

7.13	Statement of Eligibility of the Trustee on Form T-1 with respect to the Indenture, dated as of August 6, 2008